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Hydromer, Inc.	35 Industrial Parkway; Branchburg, NJ 08876; U.S.A.
Tel: (908) 722-5000 • Fax: (908) 526-3633 • http://www.hydromer.com
Video Conferencing IP Address: video.hydromer.com

PRESS RELEASE:  The following is available for immediate release:
Branchburg, New Jersey; October 31, 2008

From:	Hydromer, Inc.
35 Industrial Parkway
Branchburg, New Jersey 08876-3424

Contact:	Martin von Dyck, Executive Vice President
(908) 722-5000

Hydromer, Inc. enters Taiwanese Market

Hydromer, Inc. (HYDI.OB – OTC BB), announces that it has entered into a Sales Representation Agreement with David Lu and Corp. in Taipei, Taiwan.

Under the terms of this relationship, David Lu and Corp will represent and negotiate medical Coating Services and Royalty/Fee Based Agreements in Taiwan.  The primary focus will be in the application of Hydromer’s proprietary and patented Hydromer® hydrophilic coatings on various Pebax® cardiovascular, neurovascular and similar microcatheters catheters under strict FDA cGMP and ISO 13485-2003 conditions.

“This Agreement will provide Hydromer with access to the lucrative Taiwanese medical device market.”, commented Martin von Dyck, Executive Vice President of Hydromer, Inc., adding, “The David Lu and Corp. will also be responsible for negotiating all coating services and IP protecting agreements within Taiwan, subject to final approval by Hydromer.”

David Lu and Corp. is a Sales Organization that specializes in high technology coatings.  It is headquartered in Taipei, Taiwan.  http://hi.baidu.com/hydromer

Pebax ® is a registered trademark of Arkema.

Hydromer, Inc. is a technology-based company involved in the research and development, manufacture and commercialization of specialized polymer and hydrogel products for medical device, pharmaceutical, animal health, cosmetic, personal care, and industrial uses.  For the latest information about Hydromer, Inc. and its products, please visit our web site at http://www.hydromer.com.